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EXHIBIT 21.                         SUBSIDIARIES

The following is a list of our active subsidiaries as of March 31, 1999, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business.


           NAME OF BUSINESS (% ownership)                       JURISDICTION OF INCORPORATION
           ----------------                                     -----------------------------
           Controlled Distribution Systems Inc. (100%)                    Delaware

Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.